Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

FIRST AMENDMENT TO MASTER SERVICES AGREEMENT

THIS FIRST Amendment TO MASTER SERVICES AGREEMENT (this “Amendment”) is effective as of February 26, 2021, and is made by and among VELA Investment Management, LLC (the “Adviser”), a Delaware limited liability company, VELA Funds (the “Trust”), a Delaware statutory trust, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the state of Ohio.

WHEREAS, the Adviser, the Trust and Ultimus are parties to that certain Master Services Agreement dated September 22, 2020 by and among the Adviser, the Trust and Ultimus (the “Agreement”), including the Fund Administration Fee Letter attached thereto; and

WHEREAS, the Adviser, the Trust and Ultimus wish to amend certain fees in the Fund Administration Fee Letter.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendments.

(a)               Section 1.1 of the Fund Administration Fee Letter to the Agreement hereby is amended and restated as follows:

1.1.	Fees

[REDACTED]

2.       Miscellaneous.

(a)       Except as hereby amended, the Agreement shall remain in full force and effect, and capitalized terms used herein without definition shall have the meaning ascribed to them in the Agreement.

(b)       This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

1

	VELA Investment Management, LLC		Ultimus Fund Solutions, LLC
By:	/s/ R H Dillion	By:	/s/ Gary Tenkman
Name:	R H Dillon	Name:	Gary Tenkman
Title:	Chief Executive Officer	Title:	Chief Executive Officer

VELA Funds on its own behalf and on behalf of the Funds
By:	/s/ Jason Job
Name:	Jason Job
Title:	President